Exhibit 99.1

Chicago Atlantic BDC, Inc. Announces the Closing of a New $100 Million Senior Secured Revolving Credit Facility

The new Credit Facility provides significant liquidity and flexibility to fund future portfolio growth

NEW YORK, February 12, 2025 — Chicago Atlantic BDC, Inc. (the “Company”) (NASDAQ: LIEN), a specialty finance company that has elected to be regulated as a business development company (“BDC”), today announced that the Company has closed a new $100 million senior secured revolving credit facility (the “Credit Facility”) led by an FDIC-insured financial institution. The Credit Facility matures in March 2028 and bears interest at SOFR plus 3.00%.

Scott Gordon, Executive Chairman and Co-Chief Investment Officer of the Company, commented, “We are pleased to close this new Credit Facility and secure an attractive source of additional capital from an industry-leading banking partner. With no current debt outstanding, the Credit Facility provides us with significant liquidity and the flexibility to grow the Company’s portfolio as we seek to capitalize on the robust lending opportunities in the originations pipeline. We will continue to add investments to the portfolio in a disciplined manner and will take a prudent approach to balance sheet management, with a more conservative leverage profile than that of other BDCs.”

The closing of the Credit Facility marks another recent milestone in the development of the Company, following the Company’s announcement in December of a dividend of $0.34 per share for the quarter ending December 31, 2024, which represented a 36% increase from the $0.25 per share dividend for the quarter ended September 30, 2024.

Chicago Atlantic BDC, Inc. is the only publicly traded BDC primarily focused on the U.S. cannabis industry and also seeks to capitalize on opportunities in other niche or esoteric situations that are typically underserved by traditional sources of capital, with the goal of investing in uncorrelated, idiosyncratic credit opportunities with attractive risk adjusted returns.

Investment portfolio highlights as of October 1, 2024:

•	100% senior-secured loans

•	No positions classified as non-accrual

•	17.2% gross weighted-average yield of debt investments(1)

•	79% of the portfolio (% of debt investments fair value) is floating rate loans, and 99% of such loans (% of debt investments fair value) have floors

•	Attractive portfolio company credit metrics: (2)

o	Weighted average Sr. Secured Net Debt / EBITDA of 1.6x

o	Weighted average interest coverage of 4.1x

o	Median revenue and EBITDA of $85mm and $19mm, respectively

Chicago Atlantic BDC Advisers, LLC (the “Adviser”) aims to develop a market-leading BDC lending platform focused on delivering alpha through uncorrelated, idiosyncratic credit opportunities in cannabis and other niche or esoteric opportunities where few capital providers with requisite expertise are present. The Company leverages and builds upon the same expertise that has supported the track records of the Company’s affiliated lending vehicle Chicago Atlantic Real Estate Finance Inc. (NASDAQ: REFI) and private funds managed by affiliates of the Adviser.

(1) Weighted Average Portfolio Yield on Debt Investments (“Portfolio Yield”) is the weighted average of the annualized yield for each debt investment in the portfolio weighted by the fair value of each debt investment as of 9/30/24 for the Company and 9/28/24 for the portfolio of loans that the Company acquired from Chicago Atlantic Loan Portfolio, LLC (the “Reference Date”). The yield for each debt investment is calculated by dividing (a) the sum of (i) the stated annual cash interest rate of the debt investment as of the Reference Date, (ii) the stated annual payment-in-kind interest rate, if any, of the debt investment as of the Reference Date, (iii) the difference between the par value and the fair value of the debt investment, expressed as a percentage of the par value of the debt investment, and annualized based on the remaining term of the debt investment as of the Reference Date, and (iv) the exit fee of the debt investment, if any, expressed as a percentage of the par value of the debt investment and annualized based on the remaining term of the debt investment as of the Reference Date, by (b) the fair value of the debt investment, expressed as a percentage of the par value of the debt investment. The Portfolio Yield calculation does not reflect any prepayment penalties or early payoffs with respect to the debt investments. The Portfolio Yield is gross of expenses and excludes cash and equity holdings. The Portfolio Yield would be lower if the calculation reflected expenses and cash holdings. The Portfolio Yield does not represent actual investment returns to the Company’s stockholders and the Company may not actually realize the foregoing yield of any specific debt investment, including if the remaining term of the debt investment is less than a year.

(2) Amounts were derived from the most recently available portfolio company financial statements, as of October 1, 2024, have not been independently verified by the Company, and may reflect a normalized or adjusted amount. Accordingly, the Company makes no representation or warranty in respect of this information.

About Chicago Atlantic BDC, Inc.

The Company is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, and has elected to be treated as a regulated investment company for U.S. federal income tax purposes. The Company’s investment objective is to maximize risk-adjusted returns on equity for its stockholders by investing primarily in direct loans to privately held middle-market companies, with a primary focus on cannabis companies. The Company is managed by Chicago Atlantic BDC Advisers, LLC, an investment manager focused on the cannabis industry and other niche or underfollowed sectors. For more information, please visit lien.chicagoatlantic.com.

Forward-Looking Statements

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about the Company, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in the Company’s filings with the Securities and Exchange Commission. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which the Company makes them. The Company does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Contact:

Tripp Sullivan

SCR Partners

LIEN@chicagoatlantic.com